FORBEARANCE AGREEMENT
This FORBEARANCE AGREEMENT, dated as of November 19, 2012 (this “Agreement”), is entered into by and among THQ INC., a Delaware corporation (“Borrower”), VOLITION, INC., a Delaware corporation (“Volition”), THQ WIRELESS INC., a Delaware corporation (“Wireless”), VIGIL GAMES, INC., a Texas corporation (“Vigil” and together with Volition and Wireless, individually a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined herein) party hereto, and WELLS FARGO CAPITAL FINANCE, LLC, as administrative agent for the lenders (“Agent”).
W I T N E S S E T H:
WHEREAS, Agent, Borrower and various lenders (collectively, “Lenders”) have entered into certain financing arrangements pursuant to a Credit Agreement dated as of September 23, 2011 (as amended from time to time, the “Credit Agreement”);
WHEREAS, each of the Guarantors has executed a separate General Continuing Guaranty dated as of September 23, 2011 (each, a “Guaranty” and collectively, the “Guarantees”) pursuant to which the applicable Guarantor has guaranteed the obligations of Borrower under the Credit Agreement;
WHEREAS, Events of Default have occurred under the Credit Agreement as a result of (1) Borrower's failure (A) to maintain a Fixed Charge Coverage Ratio of at least 1.10:1.00 for the 12 month period ended September 29, 2012 as set forth in Section 7(b) of the Credit Agreement, (B) to deliver the Compliance Certificate and certain financial reports for the fiscal quarter ended September 29, 2012 as required by Section 5.1 of the Credit Agreement, and (C) since the commencement of the Trigger Period, to deliver timely the weekly reporting contemplated by Section 5.2 of the Credit Agreement, and (2) since September 30, 2012, any material misstatements regarding the solvency of the Loan Parties, as contemplated by Section 4.10(a) of the Credit Agreement, or the absence of the existence of an Event of Default (the “Existing Events of Default”);
WHEREAS, Borrower has requested that Agent and Lenders forbear from exercising certain of their rights and remedies as a result of the Existing Events of Default; and
WHEREAS, Agent and the Lenders party hereto are willing to agree to this continued forbearance on the terms and conditions specified herein.
NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

SECTION 1.	DEFINITIONS
1.1Interpretation. All capitalized terms used herein (including the Preamble and Recitals hereto) shall have the respective meanings assigned thereto in the Credit Agreement unless otherwise defined herein.
1.2Definitions.
(a)“Agreement” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(b)“Approved Projection” means (i) a consolidated cash flow forecast depicting on a weekly and agreed-upon line item bases, projected cash receipts and disbursements, cash balance and Excess Availability and loan balance under the Credit Agreement with respect to Borrower, and any supporting assumptions relating thereto, which projection was delivered to Agent prior to the Forbearance Closing, and (ii) any updated weekly projections in form and substance reasonably acceptable to Agent.

(c)“Borrower” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(d)“Claim(s)” shall have the meaning(s) ascribed to such term(s) in Section 4.6(a) of this Agreement.
(e)“Conditions Precedent” shall mean, collectively and each individually, the conditions set forth in Section 6.1 herein.
(f)“Credit Agreement” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(g)“Existing Events of Default” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(h)“Financial Advisors” means (1) FTI Consulting or (2) any person, persons or entity retained by Borrower to provide Borrower with professional financial and accounting assistance and to advise Borrower with respect to Borrower's business and operations, whose identity and terms of retention and scope of engagement are acceptable to Agent (it being understood that Borrower shall present any proposed engagement agreement or other similar agreements to Agent for Agent's approval, such approval not to be unreasonably withheld or delayed).
(i)“Forbearance” shall mean Agent and Lenders' agreement to forbear from exercising their rights and remedies under the Loan Documents or applicable law in respect of the Existing Events of Default and Prospective Defaults, including but not limited to their rights and remedies with respect to the Collateral or against Borrower or in respect of the acceleration of the Borrower's payment obligations in respect of the Obligations, during the Forbearance Period, in all cases subject to the terms, conditions, amendments and modifications set forth in this Agreement.
(j)“Forbearance Closing” shall mean the date upon which all Conditions Precedent are satisfied or otherwise waived by Agent and Lenders.
(k)“Forbearance Maturity Date” shall mean January 15, 2013.
(l)“Forbearance Period” shall mean the period commencing on the Forbearance Closing and ending on the Forbearance Termination Date.
(m)“Forbearance Termination Date” shall mean the earliest of: (i) the Forbearance Maturity Date; (ii) the occurrence or existence of any Default or Event of Default under any of the Loan Documents other than (1) the Existing Events of Default and (2) the Prospective Defaults, and (iii) the occurrence or existence of a breach by Borrower or default of any condition, covenant, term, or provision of this Agreement; provided, that Borrower's failure to comply with Sections 4.2(d) and (h) hereunder shall not constitute a default under this Agreement until two (2) Business Days after written notice from the Agent of such non-compliance and Borrower's failure to cure such non-compliance during the two (2) day period.
(n)“Guarantor” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(o)“Lender” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(p)“Loan Documents” shall mean, collectively and each individually, the “Loan Documents” as defined in the Credit Agreement, and this Agreement, and any and all agreements and documents in connection therewith, each and all as amended, modified, supplemented, extended, renewed, restated or replaced from time to time.
(q)"Prospective Defaults" shall mean (i) any Defaults or Event of Default arising from the failure to satisfy those payment obligations separately disclosed to Agent prior to the Forbearance Closing or that are otherwise disclosed in connection with an updated Approved Projection accepted by Agent, and (ii) any other Default or Event of Default which Agent has deemed to be a “Prospective Default” in writing.
(r)“Releasee(s)” shall have the meaning(s) ascribed to such term(s) in Section 4.6(a) of this Agreement.
(s)“Releasor(s)” shall have the meaning(s) ascribed to such term(s) in Section 4.6(a) of this Agreement.
(t)“Specified Representations and Warranties” means (a) the last sentence of Section 4.9 of the Credit Agreement, (b) Section 4.10(a) of the Credit Agreement, (c) the last sentence of Section 4.17 of the Credit Agreement, and (d) Section 4.33 of the Credit Agreement.
(u)“Strategic Transaction” shall mean (i) a recapitalization of Borrower or the infusion of additional capital, or (ii) the incurrence of debt, whether secured or unsecured, which in each case is on terms and conditions acceptable to Agent and Lenders, in their reasonable discretion.
(v)“Variance Report” means a report to be delivered by Borrower to Agent, in a form reasonably acceptable to Agent, on a weekly basis reflecting (i) the reconciliation of actual cash receipts and disbursements, cash balance and Excess Availability and loan balance under the Credit Agreement against such figures set forth in the Approved Projection on a line item basis for the preceding week (and cumulatively for the period commencing on the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered), the dollar and percentage variance of such amounts from those set forth on the Approved Projection for the preceding week (and cumulatively for the period commencing on the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered), and (ii) the reconciliation of actual aggregate cash receipts for the preceding three week period against the aggregate amount of the gross receipts weekly line items in the Approved Projection for such three week period and the dollar and percentage variance of the amount of actual aggregate cash receipts for the preceding three week period from those set forth for the aggregate amount of the gross receipts weekly line items in the Approved Projection for such three week period.
(w)“Vigil” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(x)“Volition” shall have the meaning ascribed to such term in the Preamble of this Agreement.
(y)“Wireless” shall have the meaning ascribed to such term in the Preamble of this Agreement.
SECTION 2.ACKNOWLEDGMENTS

2.1    Acknowledgment of Obligations. Borrower hereby acknowledges, confirms and agrees that all Obligations, including the principal indebtedness, interest at either the non-default or the default rate, and fees, costs, expenses and other charges now or hereafter payable by Borrower to the Agent and Lenders pursuant to the Loan Documents, are unconditionally owing by Borrower, without offset, defense or counterclaim of any kind, nature or description whatsoever. Borrower hereby acknowledges, confirms and agrees that the Obligations are the amount of principal of $17,003,997.59, as of November 19, 2012, plus interest, additional expenses, fees and other charges due and chargeable under the Loan Documents that have accrued as of that date. Subject to the Forbearance provided in Section 3.1 of this Agreement, Borrower hereby acknowledges and agrees that the Agent and Lenders have the right to declare the Obligations are immediately due and payable under the terms of the Credit Agreement.

2.2    Acknowledgment of Security Interests. Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable, perfected (except to the extent not required to be perfected in accordance with the terms of the Loan Documents) and unavoidable first-priority Liens (subject only to Permitted Liens) upon and security interests in the Collateral and all other collateral granted to Agent pursuant to the Loan Documents or otherwise granted to or held by Agent.

2.3    Acknowledgment of Loan Documents. Borrower and each Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to Agent by Borrower or such Guarantor, as applicable, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower and each Guarantor contained in the Loan Documents and in this Agreement constitute the legal, valid and binding obligations of Borrower and each Guarantor, enforceable against it in accordance with their respective terms, and neither Borrower nor any Guarantor has a valid defense to the enforcement of the Loan Documents or this Agreement, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

2.4    Acknowledgment of Defaults. Borrower and each Guarantor hereby acknowledges, confirms and agrees that the Existing Events of Default have occurred and are continuing, each of which constitutes an Event of Default and, subject to Section 3.1 of this Agreement, entitles Agent and Lenders to exercise their rights and remedies under the Loan Documents, applicable law or otherwise, and that Agent and Lenders have not waived any such Existing Events of Default and nothing contained in this Agreement or the transactions contemplated hereby constitute such a waiver. Borrower and each Guarantor hereby waives the right to contest the occurrence, existence, accuracy or materiality of the Existing Events of Default.

2.5    Acknowledgment of Trigger Period, etc. Borrower acknowledges that as a result of Excess Availability falling below the applicable amount as of September 29, 2012, a Trigger Period was commenced under the Credit Agreement and Agent's rights to issue an Activation Instruction were triggered under the Security Agreement.

SECTION 3.	FORBEARANCE, RESERVATION OF RIGHTS AND CONDITIONAL WAIVER

3.1    Forbearance.

(a)In reliance upon the representations, warranties and covenants of Borrower and each Guarantor in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Agent and each Lender party hereto agrees to the Forbearance.

(b)Upon the Forbearance Termination Date, the Forbearance and the agreement of Agent and each Lender party hereto to forbear pursuant to this Agreement shall terminate automatically and without any further action or notice, it being expressly agreed that the effect of such termination or expiration permits Agent and Lenders to immediately exercise any and all rights and remedies available to them, including without limitation ceasing to make any further advances or financial accommodations to or for the benefit of Borrower, accelerating the Obligations (to the extent not previously accelerated), and exercising rights with respect to and foreclosing upon the Collateral or any other collateral, at Agent's and Lenders' discretion, subject to the terms of the Credit Agreement.

3.2    No Waivers; Reservation of Rights; Agreement to Make Advances.

(a)Neither Agent nor any Lender has waived, and by this Agreement, is not waiving, the Existing Events of Default or any other Events of Default or Defaults that may exist or be continuing on the date hereof or that may occur after the date hereof, and neither Agent nor any Lender has agreed to forbear with respect to any of its rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Existing Events of Default and the Prospective Defaults to the extent expressly set forth herein) that may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

(b)Subject to Section 3.1 of this Agreement (solely with respect to the Existing Events of Default and the Prospective Defaults), Agent and each Lender reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Loan Documents as a result of any Events of Default which may be continuing on the date hereof or any Event of Default which may occur after the date hereof, and neither Agent nor any Lender has waived any of such rights or remedies, and nothing in this Agreement, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

(c)Notwithstanding the existence of the Existing Events of Default and Prospective Defaults and Borrower's inability to satisfy the Specified Representations and Warranties solely with respect to Existing Events of Default and Prospective Events of Default, the Agent and Lenders agree to make Advances to Borrower during the Forbearance Period subject to the terms and conditions set forth in the Credit Agreement, including but not limited to the satisfaction of the conditions set forth in Section 3.2 of the Credit Agreement; provided, that each request for an Advance shall be accompanied with a certificate from an Authorized Officer, in form and substance satisfactory to Agent, certifying the intended use of the proceeds of such Advance

SECTION 4.AGREEMENTS AND SUPPLEMENTARY PROVISIONS

4.1    Amendments to Credit Agreement. Borrower hereby agrees to perform all Obligations under the Credit Agreement, as expressly amended and modified as set forth herein, but otherwise subject to any applicable grace periods otherwise set forth in Section 8 of the Credit Agreement.

4.2    Forbearance Conditions. In consideration of the Forbearance provided herein Borrower hereby agrees to each of the following:

(a)At all times after the Forbearance Closing, Excess Availability shall be at least $4,000,000.
(b)Pursuant to Section 2.12(a) of the Credit Agreement, no new Advance shall bear interest at the LIBOR Rate and upon the termination of any outstanding Interest Period, the applicable Obligation subject to such Interest Period shall bear interest at the Base Rate and such Interest Period may not be renewed or continued.
(c)Effective immediately Agent shall charge all costs, fees and expenses to the Loan Account as set forth in Section 2.6(d) of the Credit Agreement without prior notice to Borrower.
(d)Borrower shall deliver to Agent “Sell Through Reports” for North America and otherwise in form and substance reasonably acceptable to Agent on a weekly basis by 5:00 p.m. (Pacific time) on the third Business Day of each week, prepared as of the last Business Day of the prior week. The parties hereto acknowledge that each week depicted on such report shall commence on a Sunday and end on the following Saturday.
(e)Within 3 Business Days after the Forbearance Closing, Borrower shall deliver to Agent a pledge agreement granting to Agent a Lien in 100% of the total outstanding voting Stock of any first tier Subsidiary of Borrower that is a CFC together with the original Stock certificates with respect thereto, in each case, in form and substance satisfactory to Agent.

(f)Notwithstanding the Forbearance provided herein, Agent reserves the right to exercise any rights afforded to it under Sections 2.3(d)(i), 2.6(c), 2.6(d), 2.10(c), 5.7 and 16(h) of the Credit Agreement and Sections 4, 6(h)(ii), 9 and 10 of the Security Agreement by virtue of the Existing Events of Default.
(g)Any Eligible Inventory of Borrower related to Borrower's Udraw product shall be deemed to be ineligible as of November 30, 2012 unless deemed to be ineligible earlier pursuant to the definition of “Eligible Inventory” as set forth in the Credit Agreement. Agent reserves the right to revise the eligibility criteria with respect to Eligible Accounts, Eligible Inventory or Eligible Titles in its Permitted Discretion without consultation with or approval from any Loan Party.
(h)At all times during the Forbearance Period, Borrower shall have retained Financial Advisors on a full-time basis. The Financial Advisors shall, without limitation, prepare the Approved Projection on behalf of Borrower and assist with the preparation and review of all other financial reports delivered or presented by Borrower to Agent, and provide Borrower with counsel, advice and recommendations regarding Borrower's operations and financial affairs. Borrower agrees that at Agent's request, the Financial Advisors shall be able to communicate directly with and provide financial data, information and reports directly to Agent, its counsel, any financial consultant or advisor retained by Agent or such other professional advisors retained from time to time by Agent, and shall participate in periodic meetings and conference calls with Agent and its professional advisors and counsel, as reasonably requested by Agent.
(i)In addition to the financial statements and other reports required to be provided under the Credit Agreement, Borrower shall deliver to the Agent (A) on the third Business Day of each week, a Variance Report for the prior week setting forth the variances from the amounts set forth in the applicable Approved Projection; provided, that the initial Variance Report shall be delivered on November 28, 2012 setting forth the variances for all weeks reflected on the Approved Projection prior such date of delivery, and (B) by no later than November 30, 2012, a 13-week consolidated cash flow forecast (for a period commencing on the week such forecast is delivered) depicting on a weekly and agreed-upon line item bases, projected cash receipts and disbursements, cash balance and Excess Availability and loan balance under the Credit Agreement with respect to Borrower, and any supporting assumptions relating thereto, in each case, in form and substance reasonably acceptable to Agent (upon receipt and approval by Agent of such 13-week forecast, such forecast shall be deemed an Approved Projection).
(j)(i) On any measurement date, Borrower's Actual Net Cash Flow (defined below) shall be no less than Projected Net Cash Flow (defined below) minus 5% of the Cumulative Disbursements (defined below). For purposes of this clause (j); (A) the foregoing covenant shall be measured weekly (as of the last day of each week reflected on the Approved Projection) on a cumulative basis for a period commencing on the first week in the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered, upon the Agent's receipt of the initial Variance Report; (B) “Actual Net Cash Flow” means, as of any measurement date, the North American net cash flow (measured on a cumulative basis for a period commencing on the first week in the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered) as set forth in the Variance Report (and calculated on a basis consistent with the calculation of Projected Net Cash Flow in the Approved Projection); (C) “Projected Net Cash Flow” means, as of any measurement date, the North America net cash flow (measured on a cumulative basis for a period commencing on the first week in the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered) as set forth in the Approved Projection for the relevant period of measurement; and (D) “Cumulative Disbursements” means, as of any measurement date, the the aggregate amount of disbursements (measured on a cumulative basis for a period commencing on the first week in the initial Approved Projection and ending on the last day of the week with respect to which the applicable Variance Report is delivered) as set forth in the Approved Projection for the relevant period of measurement.

(k)Borrower and Financial Advisors shall conduct weekly progress update meetings (which may be by teleconference) with Agent (and, upon the request of the Agent, any other professional advisors retained from time to time by Agent) regarding (x) the status of the Strategic Transaction and (y) various restructuring alternatives and contingency planning.
(l)Borrower and Financial Advisors shall cooperate reasonably and in good faith with Agent and such other professional advisors retained from time to time by Agent, in providing information relating to the Strategic Transaction.
(m)The Designated Account set forth on Schedule D-1 to the Credit Agreement is hereby deleted and replaced with the following:
Union Bank of California
1980 Saturn Street
Monterey Park, CA 91755
Account # 3030181629
ABA Routing #122 - 000 - 496
4.3    Cash Dominion. Agent hereby notifies Borrower that it has or will provide an Activation Notice to the Controlled Account Bank as set forth in the Security Agreement.

4.4    Forbearance Fee. Borrower shall pay Agent for the ratable benefit of the Lenders, a forbearance fee in the amount of $150,000, which shall be fully earned as of the date of this Agreement and payable in three installments of $50,000 with the first installment due on the Forbearance Closing, the second installment due on December 17, 2012, and the third Installment due on January 14, 2013; provided, that any unpaid portion of such fee shall be due and payable immediately on the Forbearance Termination Date.

4.5    Release.

(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each Guarantor, on behalf of itself and its successors, assigns and other legal representatives (Borrower, each Guarantor and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b)It is the intention of Borrower and each Guarantor that this Agreement and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, Borrower and each Guarantor, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor's favor at the time of executing this Agreement and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower and each Guarantor, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Borrower and each Guarantor, on behalf of itself and each other Releasor, waives and releases any rights or benefits that it may have under Section 1542 to the full extent that it may lawfully waive such rights and benefits, and Borrower and each Guarantor, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by its attorney as to the significance and consequences of this waiver.
(c)Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d)Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

4.6    Covenant Not to Sue. Borrower and each Guarantor, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower or any Guarantor pursuant to Section 4.6(a) above. If Borrower, any Guarantor or any of their successors, assigns or other legal representations violates the foregoing covenant, Borrower and each Guarantor, for itself and each other Releasor, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

SECTION 5.REPRESENTATIONS, WARRANTIES AND COVENANTS

Borrower and each Guarantor hereby represents, warrants and covenants to Agent and Lenders as follows:

5.1    Representations in Loan Documents. Each of the representations and warranties made by or on behalf of Borrower and each Guarantor in the Loan Documents was true and correct when made (except as otherwise contemplated by the Existing Events of Default) and in all material respects is, except for the representation and warranty set forth in the Loan Documents relating to the non-existence of an Event of Default with respect to the Existing Events of Default and Prospective Defaults, true and correct on and as of the date of this Agreement with the same being in full force and effect as if each such representation and warranty had been made by Borrower or such Guarantor on the date hereof and in this Agreement.

5.2    Binding Effect of Documents. This Agreement and the Loan Documents have been duly executed and delivered to Agent and each Lender by Borrower and each Guarantor and are in full force and effect, as modified hereby.

5.3    No Conflict. The execution, delivery and performance of this Agreement by Borrower and each Guarantor will not violate any requirement of law or contractual obligation of Borrower or any Guarantor and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues.

5.4    Other Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by Borrower or any Guarantor, or any failure of Borrower or any Guarantor to comply with the covenants, conditions and agreements of this Agreement, any Loan Document or in any other agreement, document or instrument at any time executed and/or delivered by Borrower or any Guarantor with, to or in favor of Agent or any Lender shall constitute an Event of Default under this Agreement and each other Loan Document.

SECTION 6.CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT.
(i)The effectiveness of the Forbearance as provided in Section 3.1 of this Agreement shall be subject to the receipt by Agent of: (i) an original of this Agreement, duly authorized, executed and delivered by Borrower and each Guarantor, (ii) the Forbearance Fee set forth in Section 4.3 of this Agreement, (iii) a copy of the retention agreement between Borrower and FTI Consulting setting forth the scope of FTI Consulting's engagement which shall be in form and substance acceptable to Agent, and (iv) the Approved Projection.
.
SECTION 7.PROVISIONS OF GENERAL APPLICATION

7.1    Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement shall control.

7.2    Costs and Expenses. Borrower absolutely and unconditionally agrees to pay to Agent, on demand by Agent at any time and as often as the occasion therefor may require, whether or not all or any of the transactions contemplated by this Agreement are consummated: all fees, costs, expenses and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution or delivery of this Agreement and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by Agent or any Lender or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution or delivery of this Agreement and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby and the Loan Documents. It being understood that the foregoing sentence shall not in any way limit or negate Borrower's liability for all such fees, costs and expenses under the terms and conditions set forth in the Loan Documents. This provision is in addition to, and is not intended to restrict, limit, modify or amend any provision relating to fees, costs and expenses incurred by Agent as provided in any Loan Document or any obligation of Borrower relating thereto.

7.3    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

7.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

7.5    Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or the right of Agent or any Lender to rely upon them.

7.6    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

7.7    Reviewed by Attorneys. Borrower and each Guarantor represents and warrants to Agent and each Lender that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and document executed in connection herewith with, such attorneys and other persons as Borrower or any Guarantor may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

7.8    Choice of Law and Venue; Jury Trial Waiver.

(a)THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH GUARANTOR AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7.8(b).

(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH GUARANTOR AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL

COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING HERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

7.9    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

* * * * *

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

THQ INC.,
a Delaware corporation
as Borrower

By:	/s/ Brian J. Farrell
Name:	Brian J. Farrell
Title:	CEO

VOLITION, INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Edward L. Kaufman
Name:	Edward L. Kaufman
Title:	Secretary

THQ WIRELESS INC.,
a Delaware corporation,
as a Guarantor

By:	/s/ Edward L. Kaufman
Name:	Edward L. Kaufman
Title:	Secretary

VIGIL GAMES, INC.,
a Texas corporation,
as a Guarantor

By:	/s/ Edward L. Kaufman
Name:	Edward L. Kaufman
Title:	Vice President and Secretary

Forbearance Agreement

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and Lender

By:	/s/ Rina Shinoda
Name:	Rina Shinoda
Title:	Vice President

Forbearance Agreement